Exhibit 10.1

SHARE TRANSFER CONTRACT
OF
SHAANXI WEINAN HUAREN PHARMACEUTICALS CO., LTD.

BY AND BETWEEN

SHAANXI AOXING PHARMACEUTICALS CO., LTD.

AND

SHAREHOLDERS OF SHAANXI WEINAN HUAREN PHARMACEUTICALS CO., LTD.

INDEX

CHAPATER I	DEFINITION AND INTERPRETATION	4
ARTICLE 1	DEFINITION	4
CHAPATER II	TRANSFERRED SHARES	5
ARTICLE 2	SHARE TRANSFER	5
ARTICLE 3	TRANSFER PRICE	5
ARTICLE 4	CONDITIONS FOR THE PAYMENT OF THE TRANSFER PRICE AND CLOSING	6
ARTICLE 5	PAYMENT	6
ARTICLE 6	TAX PAYABLE	7
ARTICLE 7	DRUG AND HEALTH PRODUCTS APPROVAL NUMBERS	7
CHAPATER III	REPRESENTATIONS AND WARRANTIES BY ALL PARTIES	7
ARTICLE 8	REPRESENTATIONS AND WARRANTIES BY ALL PARTIES	7
CHAPATER IV	DISCLOSURES, REPRESENTATIONS AND WARRANTIES BY THE TRANSFERORS	8
ARTICLE 9	DISCLOSURES, REPRESENTATIONS AND WARRANTIES BY THE TRANSFERORS	8
ARTICLE 10	GENERAL REPRESENTATIONS AND WARRANTIES BY TRANSFERORS	9
ARTICLE 11	OWNERSHIP	9
ARTICLE 12	SPECIAL REPRESENTATIONS AND WARRANTIES BY THE TRANSFERORS	10
CHAPATER V	DISCLOSURES, REPRESENTATIONS AND WARRANTIES OF TRANSFEREE	13
ARTICLE 13	DISCLOSURES, REPRESENTATIONS AND WARRANTIES OF THE TRANSFEREE	13
CHAPATER VI	EMPLOYEES	14
ARTICLE 14	EMPLOYEES	14
CHAPATER VII	CONFIDENTIALITY	14
ARTICLE 15	CONFIDENTIALITY	14
CHAPATER VIII	BREACH OF CONTRACT	15
ARTICLE 16	LIABILITIES FOR VIOLATION OF REPRESENTATIONS OR WARRANTIES	15
ARTICLE 17	LIABILITIES FOR BREACH OF CONTRACT	15
CHAPATER IX	FORCE MAJEURE	16
ARTICLE 18	FORCE MAJEURE	16

Share Transfer Contract

This Share Transfer Contract (hereinafter referred to as the “Contract”) is entered into by and between the following Parties in Xianyang, China on October 11, 2011:

(1)	Party A: Shaanxi Aoxing Pharmaceuticals Co., Ltd. (hereinafter referred to as “Transferee”)，a company incorporated under PRC law；

(2)	Party B: Shareholders of Shaanxi Weinan Huaren Pharmaceuticals Co., Ltd. as specified in Appendix I of this Contract (hereinafter referred to as “Transferors”).

Transferors and Transferee are hereinafter collectively as “Parties” and individually referred to as a “Party”.

WHEREAS,

(1)
The Transferors hold 100% equity interests of Shaanxi Weinan Huaren Pharmaceuticals Co., Ltd. (hereinafter referred to as “Huaren”). The Transferors can exercise all of its full rights as the shareholders of Huaren;

(2)
The Transferors agree to transfer all (100%) equity interests they collectively hold of Huaren to the Transferee in accordance with terms and conditions as stipulated hereunder (hereinafter referred to as “Transferred Shares”) ;

(3)	The Transferee agrees to accept the transfer of all (100%) equity interests held by Transferors of Huaren in accordance with the terms and conditions as stipulated hereunder.

THEREFORE, in principle of equality and mutual benefits, through friendly negotiation, Parties hereto agree to reach, in accordance with Company Law of the People’s Republic of China, Contract Law of the People’s Republic of China and other applicable PRC laws and regulations, the following agreement.

Chapater I    Definition and Interpretation

Article 1	Definition

Unless otherwise prescribed and stipulated, the following terms used in this Contract shall have the meanings set forth as follows:

“Huaren” refers to Shaanxi Weinan Huaren Pharmaceuticals Co., Ltd., a limited liability company incorporated under PRC law, with registered capital (paid-in capital) amounted to RMB 6,200,000, registration number of its legal and valid business license 610502100009599, registered at No.13 Weihua Avenue, Weinan City, Shaanxi Province.

“PRC” refers to, for purpose of the Contract, People’s Republic of China, excluding Hong Kong, Taiwan and Macau.

“Claim” means claims, actions, demands, proceedings judgments liabilities, damages amounts, costs and expenses (including all lawyers fees, legal costs and disbursements) whatsoever and howsoever arising.

“Signing Date” means the date on which this Contract is signed.

“Encumbrance” means any mortgage, assignment, lien, charge, pledge, title retention, right to acquire, security interest, option, pre-emptive right, and any other restriction or conditions whatsoever including:

(i)           any interest or right granted or reserved in or over or affecting the Transferred Shares for Transfer; or

(ii)           the interest or right created or otherwise arising in or over the Transferred Shares for Transfer under a fiduciary transfer, charge, lien, pledge, power of attorney or other form of encumbrance; or

(iii)           any security over the Transferred Shares for transfer for the payment of a debt or any other monetary obligation or the performance of any other obligation.

 “Material Adverse Change” refers to (1) Any investigation (would likely cause Huaren subject to an administrative punishment) or punishment on Huaren by governmental authorities; (2) Any suit, arbitration or any other judicial proceedings involving Huaren; (3) Any change would cause or reasonably may cause material adverse effect on the finance, business, properties, liabilities or operation results of Huaren or the prospect thereof.

“RMB” means the lawful currency of PRC.

“Third Party” means any natural person, legal person, other organization or entity, other than Parties hereto.

“Business Day” refers to any day on which all banks in Shaanxi are open for business.

Chapater II    Transferred Shares

Article 2	Share Transfer

Pursuant to the terms stipulated in this Contract, the Transferors hereby agree to transfer to Transferee and Transferee agrees to accept from Transferors the Transferred Shares being one hundred percent (100%) of the equity interests of Huaren (namely, all capital contributions of Huaren) with all the rights and obligations attaching to the Transferred Shares for transfer including, but not limited to, general rights thereof, all the rights to receive dividends and to receive or subscribe for shares (if any) declared, paid or issued by Huaren (if any), and free of any Claim or Encumbrance.

Article 3	Transfer Price

3.1 The Transferors and the Transferee after consultations have finally determined that the Transfer Price for the transfer of the Transferred Shares shall be RMB 61,000,000 (hereinafter referred to as “Transfer Price”);

3.2 Payment Term

3.2.1 The Parties hereby confirm that Transferee delivered RMB 30,000,000 as deposit to the Transferors on December 29, 2010 (hereinafter referred to as “Deposit”);

3.2.2 The Transferee shall pay RMB 15,000,000 to the Transferors within three (3) business days as of the Closing Date (as defined in Article 4.4). The balance, RMB 16,000,000, shall be paid after the following conditions are met: 1) the Transferors meet all pre-requisite conditions set out in Appendix II of this Contract (hereinafter referred to as “Pre-requisite Conditions”), 2) the Transferors pay the individual income tax regarding the Transferred Shares (hereinafter referred to as “Individual Income Tax”) in full according to PRC laws and regulations, and provide tax clearance certificates of Individual Income Tax issued by relevant tax authority within two(2) months as of the Signing Date,  3) the Transferors perform other duties required by the Transferee which are required to be fulfilled within two (2) months as of the Signing Date, and 4) Huaren is free of any material adverse change from the Signing Date to Final Payment Date (as defined in Article 5.1) (hereinafter collectively referred to as “Balance Payment Conditions”).

Article 4	Conditions for the Payment of the Transfer Price and Closing

4.1 Under this Contract, the condition for the payment of RMB 15,000,000 is the satisfaction of Article 4.4. The conditions for the payment of the balance, RMB 16,000,000, are the satisfaction of the Balance Payment Conditions as stipulated in Article 3.2.2.

4.2 The Parties hereby confirm that the satisfaction of the Balance Payment Conditions shall be subject to the written confirmation by the Transferee. The Balance Payment Conditions shall not be deemed as having been satisfied until the Transferors obtain the written confirmation issued by the Transferee.

4.3 In the event that any of the conditions set out in Article 4.1 have not been satisfied or implemented, and Transferee has not indicated its waiver of the said conditions or any one of them, in writing, Transferee shall not be obliged to pay the Transfer Price to Transferors.

4.4 The Transferors and the Transferee hereby agree that the closing date shall be the date on which Huaren completes the share transfer registration with the Administration for Industry and Commerce where Huaren is registered (hereinafter referred to as “AIC”) within fifteen (15) business days as of the Signing Date, and the Transferee becomes the sole registered shareholder of Huaren (hereinafter referred to as “Closing Date”).

Article 5	Payment

5.1 The Transferee shall pay RMB 15,000,000 to the bank account(s) designated by the Transferors within three (3) business days as of the Closing Date. The payment of the balance, RMB 16,000,000, shall be subject to Article 3.2.2. The payment date shall be the date when the Transferee pays RMB 15,000,000 to the Transferors (hereinafter referred to as “Payment Date”). The final payment date shall be the date when the balance RMB 16,000,000 is paid to the Transferors (hereinafter referred to as “Final Payment Date”).

5.2 The Transferors shall issue to Transferee the evidential document of the payment received within two (2) business days.

5.3 Within three (3) business days from the Closing Date, the Transferors shall hand over all materials to the Transferee or the representative designated by the Transferee, or the Transferors shall require relevant institutions or persons to transfer all materials of Huaren includes, but not limited to the official seal, financial seal, contract seal, account information, all accounting voucher, account book (including but not limited to personal seal and signature pre-submitted by Huaren to the bank changed to the personal seal and signature of the person designated by the Transferee), all official documents, licenses, permissions and client information relating to the business of Huaren, all contracts and agreements signed by Huaren, staff information, technical data and other relevant materials, and to take any measures to ensure the Transferee to control properties and business operation of Huaren.

Article 6	Tax Payable

Any taxes or fees arising out of and payable pursuant to the fulfillment of the terms of this Contract by each of Transferors and Transferee shall be payable by the respective Party liable for the taxes or fees under the provisions of relevant PRC laws and regulations.

Article 7	Drug and Health Products Approval Numbers

The Transferors shall transfer eighty-six (86) drug approval numbers and one (1) health products approval number set out in Appendix III to the Transferee (hereinafter referred to as “Approval Numbers”); the Transferors shall conduct re-registration application regarding the thirteen (13) drug approval numbers set out in Appendix IV (hereinafter referred to as “Re-registration Approval Numbers”) to competent authorities, and any fees arising from the application of Re-registration Approval Numbers shall be paid by the Transferors. Without the prior written consent of the Transferors, the Transferee cannot use the Re-registration Approval Numbers after the Closing Date.

Chapater III    Representations and Warranties by All Parties

Article 8	Representations and Warranties by All Parties

8.1 The Transferors and the Transferee confirm that this Contract shall be a document having legal binding effect on all Parties from the Signing Date.

8.2  At the time of signing this Contract, Transferors and the Transferee state that the documents and information provided to any other Party or their agencies (including without limitation to the lawyers, appraisers, financial consultants, etc.) prior to the Signing Date shall remain effective，and confirm that where there are discrepancies therein with the terms of this Contract, this Contract shall prevail.

8.3 The Transferors and the Transferee hereby agree that the contracts or documents pertaining to Transferred Shares entered into between all Parties prior to this Contract shall lapse automatically upon this Contract coming into effect.

8.4 Unless otherwise provided in this Contract, all rights and obligations enjoyed or assumed previously by the Transferors over Transferred Shares shall be entirely transferred to the Transferee after the Closing date.

8.5 All Parties to this Contract agree to strive jointly in coordinating the work pertaining to the transfer of the Transferred Shares, including but not limited to registration and filing of record, etc., and the expenses arising therefrom shall be borne by Huaren.

8.6 The board of directors of Huaren after the Closing Date (hereinafter referred to as “Board”) shall be composed of three directors who are all appointed by the Transferee. The Chief Financial Officer of Huaren shall also be appointed by the Transferee.

Chapater IV    Disclosures, Representations and Warranties by the Transferors

Article 9	Disclosures, Representations and Warranties by the Transferors

The Transferors hereby jointly represent and warrant to the Transferee that:

9.1 All information and facts relating to Huaren that is in the possession of the Transferors or is known to any of the Transferors which will have a substantive and adverse effect on Transferors’ ability to fulfill any of its obligations in this Contract or when disclosed to Transferee shall have a substantive effect on the willingness of Transferee to sign and fulfill its obligations under this Contract, have been disclosed to Transferee and the information provided by Transferors to Transferee does not contain any representation that is untrue or misleading.

9.2 No lawsuits, arbitrations, or other legal or administrative proceedings or governmental investigations are on-going against the Transferors that will materially affect its ability to sign this Contract or fulfill its obligations under this Contract.

9.3 Regarding the documents and information provided by the Transferors to the Transferee and/or the Transferee’s agencies (including without limitation to the lawyers, appraisers, financial consultants, etc.) prior to the Signing Date, the Transferors hereby jointly undertake that:

9.3.1	all copies made from original documents are true and complete;
9.3.2	all original documents are authentic and complete;
9.3.3	all documents supplied to the Transferee and/or the Transferee’s agencies as originals are authentic and complete;
9.3.4	all signatures appearing on documents supplied to Transferee and/or Transferee’s agencies as originals or copies of originals are genuine; and
9.3.5	Transferors have drawn to the attention of Transferee and/or Transferee’s agencies all matters that are material for Transferee to proceed with the transaction as contemplated in this Contract.

9.4 The Transferors agree to sign Non-Competition Agreements with Huaren and to ensure that the major management personnel and technical personnel of Huaren would sign Non-Competition Agreements with Huaren, which shall provide that, without the prior consent in writing by Huaren, such persons shall not be allowed to operate the business the same as or similar to the industry that Huaren and its clients or suppliers engage in, or other industries that are in competition with Huaren, or hold any equity interests of the entities mentioned hereinabove, unless the business or equity holding is via Huaren.

Article 10	General Representations and Warranties by Transferors

The Transferors are PRC citizens with all civil abilities to enter into this Contract and fulfill all of their obligations stipulated herein. Signing this Contract and fulfilling all of their obligations stipulated herein by the Transferors shall not contravene or result in the violation of or constitute a failure to fulfill or an inability to fulfill any of the stipulations in any laws, regulations, stipulations, any authorization or approval from any government body or department or the stipulations of any contract or agreement that any of the Transferors is a Party to or is bound by.

Article 11	Ownership

11.1 The Transferors are the legal owners of the Transferred Shares and have full authority and right to transfer the Transferred Shares to Transferee.

11.2 Transferors hereby jointly undertake and warrant up to and including the Payment Date that the Transferred Shares are not subject to any Claims or Encumbrances (including but not limited to any form of option, acquisition right, mortgage, pledge, guarantee, lien or any other form of Third Party rights).

11.3   No lawsuits, arbitrations, or other legal or administrative proceedings or governmental investigations are on-going against any of Transferors that will materially affect its ability to sign this Contract or fulfill its obligations under this Contract.

Article 12	Special Representations and Warranties by the Transferors

The Transferors hereby specially represent and warrant to the Transferee that:

12.1 Huaren is a legal entity that has been duly incorporated in accordance with PRC laws and it is validly and legally in existence and also operating normally pursuant to PRC laws and regulations. The registered capital of Huaren has been fully paid and is free of any false capital contribution, overrated capital contribution and flight of capital contribution.

12.2 The Transferors hereby jointly warrant that Huaren legally and effectively owns the land use right, plants, machinery equipments and other properties currently occupied. The Transferors warrant that they will take any and all measures to guarantee Huaren legally obtains the right to use all land and obtain the ownership of all buildings with any right encumbrances, which shall not be subject to time and shall remain effective after the Closing Date. The Transferors shall assume the joint and several liabilities in case of any losses suffered by Huaren or the Transferee or any administrative penalties imposed by the governmental authorities due to any causes mentioned hereinabove after the share transfer under this Contact and indemnify the transferee for all losses arisen thereto.

12.3 There has not been and is not any investigation, prosecution, dispute, claim or other proceeding (whether current, pending or threatened) in respect of Huaren, nor Huaren has been punished or Transferors can foresee any punishment to be made by any administrative authorities of the PRC before the share transfer under this Contract, except for those disclosed to the Transferee prior to the Signing Date. The Transferors have fully disclosed all information of Huaren to the Transferee prior to the Signing Date. The Transferors hereby warrant that all tax, fees, charges, penalties and expenses payable to or required to pay to any PRC governmental authority have been fully paid. By the Signing Date, there has been no default in the payment of such tax, fees, charges, penalties and expenses, or any payable cost and/or expenses incurred by the correction of the default and/or inexpedient acts of Huaren required by any governmental authority. The Transferors shall assume the joint and several liabilities in case of any losses, damages or any penalties suffered by Huaren and/or the Transferee due to any investigation, prosecutions, disputes, claims or other proceedings prior to the share transfer under this Contract and shall fully indemnify the Transferee all losses arisen thereto.

12.4 The Transferors hereby warrant that Huaren has obtained all approvals, permissions, consents and fillings necessary to the production and business operation (including but not limited to Pharmaceutical Manufacturing Permit, Good Manufacturing Practices (GMP) Certificate, etc) which are all valid and legal, carried out businesses as stated in their business licenses, and executed contracts and documents with legally binding effects. The Transferors shall assume the joint and several liabilities in case of any losses, damages or any penalties suffered by Huaren or the Transferee due to any absence of the above-mentioned approvals, permissions, consents and fillings prior to the share transfer under this Contract and shall fully indemnify the Transferee all losses arisen thereto.

12.5 The Transferors hereby confirm and warrant that the production, operation and business of Huaren are in full compliance with the relevant PRC laws and regulations. The Transferors shall indemnify and hold the Transferee and Huaren harmless against and from any losses or damages caused by any administrative penalties thereto prior to the Signing Date.

12.6 The Transferors hereby confirm and warrant that the Transferors shall assume jointly and severally liabilities of Huaren to Huaren in order to hold the Transferee harmless for any undisclosed debts and the outstanding interest payable hereto.

12.7 The Transferors hereby irrevocably confirm and warrant that the Transferee shall have right to appoint the financial staffs to Huaren as of the Signing Date and all fiscal expenditure of Huaren shall be made upon the mutual consent in writing jointly by the financial staffs appointed by the Transferee and the financial staffs of the Transferors from the Signing Date to the Payment Date. The financial staffs of the Transferors will withdraw from Huaren and hand over all financial materials to financial staffs appointed by the Transferee for their sole control on the Payment Date.

12.8 The Transferors hereby confirm and warrant that they will ensure the normal operation and management of Huaren prior to the Payment Date and the operation, business and conditions of Huaren will be free of any material adverse change.

12.9 The Transferors hereby irrevocably represent and warrant that Huaren has not made any equity investment on any other companies or entities by the Payment Date. The Transferors shall assume the joint and several liabilities in case of any losses or damages suffered by Huaren or the Transferee in respect of the undisclosed equity investment (if any) and shall fully indemnify the Transferee all losses arisen thereto.

12.10 The Transferors hereby irrevocably represent and warrant that Huaren has not provided security (including but not limited to mortgage, pledge and guarantee) to any other companies, enterprises, entities or natural persons. The Transferors shall assume the joint and several liabilities in case of any losses or damages suffered by Huaren or/and the Transferee due to the undisclosed security and shall indemnify the Transferee all losses arisen thereto.

12.11 Prior to the Signing Date, Transferors have entirely disclosed all information regarding the debts assumed by Huaren. As of the Payment Date, such information remains complete, authentic, accurate and true.

12.12 The Transferors hereby confirm and warrant that Huaren has paid up all taxes required by PRC laws and regulations prior to the Payment Date. The Transferors shall assume the joint and several liabilities for any unpaid taxes of Huaren in order to hold harmless the Transferee against and from any loss and damages arisen thereto.

12.13 The Transferors hereby confirm and warrant that Huaren has obtained the necessary approvals for all of its production and construction projects (no matter whether the project is completed or under construction) from and registrations with relevant PRC governmental authorities, including, but not limited to, environmental impact assessment approvals and the completion acceptance approvals issued by the local environmental protection authority. The Transferors shall be jointly and severally liable to fully indemnify the Transferee in case of any administrative penalty suffered by Huaren arising from hereto due to aforesaid issues (disclosed or undisclosed) after the shares transfer of this Contract.

12.14 The Transferors hereby irrevocably confirm and warrant that the craftwork and technology Huaren adopts currently and the intellectual property owned by it prior to the Payment Date, including but not limited to trademarks, patents and know-how, are in full compliance with relevant PRC laws, regulations, standards or criterion, and free of any infringement of trademarks, patents and know-how of any Third Party. The Transferors shall be jointly and severally liable to fully indemnify the Transferee in case of any penalty, damages or losses suffered by Huaren arisen from such infringement.

12.15 The Transferors hereby irrevocably confirm and warrant that Huaren will obtain environmental impact assessment approvals and completion approvals issued by local environmental protection authority regarding the production and construction projects owned by Huaren within two (2) months from the Closing Date.

12.16 The Transferors hereby irrevocably confirm and warrant that Huaren legally holds Approval Numbers and prior to the Closing Date, Huaren has conducted related procedures of Approval Numbers whose original certificates are lost and required to be registered with relevant authorities and Re-registration Approval Numbers, and Huaren will obtain the certificates of such Approval Numbers and/or Re-registration Approval Numbers within two (2) months from the Signing Date. Any fees arising from the said procedures shall be borne by the Transferors.

12.17 The Transferors hereby irrevocably confirm and warrant that Huaren has signed labor contracts with all of its employees and paid all social insurances, including pension, unemployment insurance, occupational injury insurance, medical insurance maturity insurance and housing funds; the Transferors hereby further confirm and warrant that they shall be jointly and severally liable to fully indemnify the Transferee in case of any penalty, damages or losses suffered by Huaren and/or the Transferee in case Huaren fails to fulfill aforesaid obligations.

12.18 The Transferors hereby irrevocably confirm and warrant that all debts arising prior to the Closing Date shall be borne by the Transferors. The Transferors shall be jointly and severally liable to fully indemnify the Transferee in case of any penalty, damage or loss suffered by Huaren and/or the Transferee arisen from such debts.

12.19 The Transferee is entitled to require the Transferors to undertake the joint and several liabilities and indemnify and hold harmless the Transferee against and from any direct and indirect losses or damages in case of any infringement of any representations and warranties stated hereinabove by the Transferors, or in case that the Transferors fails to meet any or all Pre-requisite Conditions set out in Appendix II attached hereto.

Chapater V                      Disclosures, Representations and Warranties of Transferee

Article 13	Disclosures, Representations and Warranties of the Transferee

The Transferee hereby represents and warrants to the Transferors that：

13.1 The Transferee is a legal entity that has been duly incorporated, and is validly and legally in existence and also operating normally in accordance with the PRC laws.

13.2 The execution and performance of this Contract by the Transferee will not contravene or result in the violation of or constitute a failure to fulfill or an inability to fulfill any of the stipulations of the Transferee’s articles of association or its internal rules, any laws, regulations, stipulations, or any authorizations or approvals from any government body or department or any contract or agreement that the Transferee is a Party to or is bound by.

13.3 No lawsuits, arbitrations, or other legal or administrative proceedings or governmental investigations are on-going against the Transferee that will materially affect its ability to sign this Contract or fulfill its obligations under this Contract.

Chapater VI    Employees

Article 14	Employees

Upon the completion of the share transfer under this Contract, all current employees of Huaren shall continue to be employed. The terms and conditions of their employment including their remuneration for their employment will be implemented in accordance with the stipulations of the labor laws and regulations. Thereafter, Board will determine the staff numbers and working rules, etc., in consideration of business needs.

Chapater VII    Confidentiality

Article 15	Confidentiality

15.1
 All Parties agree, unless otherwise provided for in another relevant confidentiality agreement, that with regard to the confidential and exclusive information that have been disclosed to or may be disclosed to the other Parties by any Party to this Contract pertaining to their respective businesses, or financial situations and other confidential matters, all Parties to this Contract which have received the aforesaid confidential information (including written information and non-written information, hereinafter referred to as “Confidential Information”) shall:

15.1.1                Keep the aforesaid Confidential Information confidential;

15.1.2
Save for the disclosure of the Confidential Information by a Party to this Contract to its employees solely for the performance of their duties and responsibilities, neither Party to this Contract shall disclose the Confidential Information to any Third Party or any entity.

15.2 The provisions of the aforesaid Article 15.1 shall not apply to Confidential Information:

15.2.1
which was available to the receiving Party from the written record before the disclosing Party disclosed the information to the receiving Party and the written record can prove that the confidential information was already known to the receiving Party;

15.2.2	which has become public information by means not attributable to any breach by the receiving Party;

15.2.3	which was obtained, by the receiving Party from a Third Party not subject to any confidentiality obligation affecting the said Confidential Information.

15.3 As far as any natural person or legal entity which is a Party to this Contract is concerned, notwithstanding that it has ceased to be a Party to this Contract because of the transfer of its rights and obligations pursuant to the terms of this Contract, the stipulations set out in this Chapter VII shall remain binding on it.

Chapater VIII    Breach of Contract

Article 16	Liabilities for Violation of Representations or Warranties

16.1 If any representation or warranty made by any Party to this Contract is found to be an error, or if any fact that has or is likely to have a major or substantial effect on the signing of this Contract by any Party has been omitted, or if any representation or warranty is found to be misleading or untrue in any material respect, the non-breaching Party shall be entitled to look to the Party (ies) in breach for full compensation for any loss, damage, cost or expense (including any attorneys’ fee and litigation and arbitration fee) arising from the erroneous, misleading or untrue representation or warranty of the Party (ies) in breach or arising from any other breach of any representation and warranty given by the Party (ies) in breach.

16.2 Each representation and warranty set out in this Contract is to be construed independently.

16.3 For the avoidance of doubt, the Transferors hereby unconditionally and irrevocably agree and confirm that they shall be jointly liable for any liability for any breach of representation or warranty.

Article 17	Liabilities for Breach of Contract

17.1 In the event of a breach committed by any Party to this Contract, the said defaulting Party shall be liable to the other Party (ies) for any liabilities arising out of that defaulting Party’s breach of contract in accordance with the provisions of this Contract and the laws and regulations of PRC. In case of breach of Contract by all Parties hereto, a Party shall respectively assume liabilities for any loss or damage, or any other liabilities, arising out of its breach of Contract, against other Parties.

17.2 In the event that Huaren fails to complete the share transfer registration with AIC in accordance with Article 4.4, or the Transferors fail to meet any Pre-requisite Conditions set out in Appendix II or violates any representation, warranty or obligations under this Contract, without account of the intention or gross negligence of the Transferee, Transferors shall pay RMB 1,000,000 to the Transferee, in addition to the compensation for any direct or indirect loss arising therefrom.

Chapater IX    Force Majeure

Article 18	Force Majeure

18.1 The Force Majeure shall include earthquake, typhoon, flood, fire, war, political unrest and such special incidents or events that are deemed to be Force Majeure occurrences under the provisions of the relevant laws and regulations of PRC.

18.2 In the event of the occurrence of a Force Majeure event, the obligations of the Party to this Contract affected by this Force Majeure event shall cease during the period of the Force Majeure event and any term or period set out in this Contract and to which the affected Party is subject shall automatically be extended by a period equal to the term or period of the Force Majeure event, the period of extension shall be the same as the period of cessation of the obligations by reason of the Force Majeure event, and the said Party shall not be liable for any liabilities arising out of a breach of contract as provided for in this Contract for the duration of the Force Majeure.

18.3 The Party claiming the occurrence of a Force Majeure event shall promptly inform the other Party (ies) in writing, and within seven (7) days thereafter, it shall provide sufficient evidence (issued by the notary organization) of the occurrence and the continuity of the Force Majeure event. It shall also do its best to eliminate the adverse effect of the Force Majeure event.

Chapater X    Resolution of Disputes

Article 19	Arbitration

Any dispute arising out of this Contract between the Parties to this Contract shall firstly be resolved through friendly consultation. In case no settlement can be reached through consultation, either Party shall have the right to submit such dispute to China International Economic and Trade Arbitration Commission in Beijing for arbitration in accordance with then effective arbitration rules. The Place of arbitration is Beijing.

Article 20	Validity of Arbitral Award

The arbitration award shall be final and shall be binding on all Parties to this Contract. All Parties to this Contract agree to be bound by the said award, and to act according to the terms of the said award.

Article 21	Continuation of Rights and Obligations

After a dispute has arisen and during its arbitration process, other than the disputed matter, all Parties to this Contract shall continue to exercise their other respective rights stipulated in this Contract, and shall also continue to perform their other respective obligations stipulated in this Contract.

Chapater XI    Applicable Law

Article 22	Applicable Law

The laws and regulations of the PRC shall govern and be binding on the establishment, validity, interpretation and execution of this Contract. All disputes arising out of this Contract shall be determined according to the laws of the PRC. In the event that the laws of the PRC do not make provision for a certain issue relating to this Contract, reference shall be made to general international business practice.

Chapater XII    Miscellaneous

Article 23	Non-Waiver

The non-exercise or delay in the exercise of an entitlement stipulated in this Contract by any Party to this Contract shall not be regarded as a waiver of the said entitlement. Any single exercise or partial exercise of an entitlement shall not rule out any future re-exercise of the said entitlement.

Article 24	Transfer

Unless otherwise described and prescribed in this Contract, neither Party to this Contract shall transfer or assign all or any part of this Contract or transfer or assign that Party’s entitlement or obligations as stipulated in this Contract.

Article 25	Amendment

25.1 This Contract has been executed for the benefit of all Parties to this Contract and their respective lawful successor(s) and assignees, and shall have legal binding effect on them.

25.2 Any amendment to this Contract shall be made by the Parties in writing. The amendment duly executed by the Parties shall be deemed an integral part of this Contract and shall have the same legal effect as this Contract.

Article 26	Severability

The invalidity of any term in this Contract shall not affect the validity of the other terms in this Contract.

Article 27	Language

This Contract is written in Chinese and English. In case of any inconsistency, the Chinese version shall prevail.

Article 28	Effectiveness of Text and Appendixes

28.1 The Contract shall be effective from the execution of Parties hereof (“Effective Date”). The Contract shall be written in twelve (12) original sets in Chinese, with the Transferors holding seven (7) original sets, the Transferee holding one (1) original set, the AIC holding one (1) original set, and the remaining shall be kept by Huaren and the Transferee.

28.2 The Appendix to this Contract shall form an integral part of this Contract, and shall have the same effect as this Contract

Article 29	Notification

29.1 Unless otherwise specified and prescribed, any Party issuing any notification or written communication to the other Party (ies) according to the provisions of this Contract shall have them written in Chinese and shall send them as a letter by a courier service company, or by facsimile. Letters sent by a courier service company, will require a confirmation to be given seven (7) working days after handing over the notification or communication to the courier service company. Any notification or written communication sent in accordance with the stipulations of this Contract shall be deemed to be effective on the date of receipt.  If they are sent by facsimile, the date of receipt shall be deemed to be three (3) working days after transmission, subject to a facsimile confirmation report evidencing this.

29.2 All notices or communications shall be sent to the following addresses, unless and until any such address is changed by written notice to the other Party:

Address of the Transferee：No.588 Shiji Avenue, Xianyang City, Shaanxi Province
Postcode: 712046
Tel: (029) 33686638
Fax Number: (029) 33685386
To：Shuang Gong

Address of the Transferors：No.13 Weihua Avenue, Weinan City, Shaanxi Province
Postcode: 714000
Tel: (0913) 2090700
Fax Number: (0913) 2090702
To: Jian’guo Cao

Article 30	Entire Agreement

This Contract constitutes the entire agreement of all Parties to this Contract pertaining to the transaction agreed upon in this Contract, and shall replace all the previous discussions, negotiations and agreements among all Parties to this Contract in respect of the transaction of this Contract.

    The remainder of this page is intentionally left blank）

IN WITNESS WHEREOF, the duly authorized representative of Party A and Party B have signed this Contract on the date first above written.

Party A：Shaanxi Aoxing Pharmaceuticals Co., Ltd.

(Seal)

Authorized Representative(Signature)：

Party B：Shareholders of Shaanxi Weinan Huaren Pharmaceuticals Co., Ltd.

Signature：

Appendix I Shareholders of Huaren

1.	Jian’guo Cao，ID number 610402195504211815，holds 30% equity interests of Huaren；

2.	Jun Wang，ID number 610125198605172212，holds 21% equity interests of Huaren；

3.	Xiaoju Wang，ID number 610125197409186241，holds 10% equity interests of Huaren；

4.	Meili Zhao，ID number 610404196705165525，holds 10% equity interests of Huaren；

5.	Xibo Wu，ID number 610125198610022550，holds 10% equity interests of Huaren；

6.	Ying Liu，ID number 610402198710060302，holds 9.5% equity interests of Huaren；

7.	Biao Ning，ID number 610404198703254531，holds 9.5% equity interests of Huaren。

Appendix II Pre-requisite Conditions

Pre-requisite Conditions

Transferors hereby irrevocably guarantee to fulfill all following conditions precedent within the time limit on their own costs:

(A)
The audited revenues of Huaren in the years of 2009 and 2010 shall be greater than RMB 21 million and 28 million respectively and the after tax net margin shall reach 15%. The said auditor refers to the auditor appointed by the Transferee.

(B)	Transferors and Huaren complete the share transfer registration with the local AIC, and the shareholders of Huaren as registered with the AIC have been changed to the Transferee.

Appendix III Drug and Health Product Approval Numbers

Drug Approval Numbers

Serial Number	Drug Number	Approval Number
1	Piracetam Tablet	Guo Yao Zhun Zi H20054933
2	Bifendate Tablet	Guo Yao Zhun Zi H20054933
3	Paracetamol,Caffein ,Atificial Cow-bezoar and Chlorphenamine Maleate Capsule	Guo Yao Zhun Zi H20054935
4	Procaine Hydrochloride Injection	Guo Yao Zhun Zi H20054936
5	Nicorandil Tablet	Guo Yao Zhun Zi H20054937
6	Cystine Tablet	Guo Yao Zhun Zi H20054938
7	Anticoagulation Solution	Guo Yao Zhun Zi H20054939
8	Chlobamolie Hydrochloride Tablet	Guo Yao Zhun Zi H20054940
9	Berberine Hydrochloride and Trimethoprim Tablet	Guo Yao Zhun Zi H20054941
10	Compound Reserpine Tablet	Guo Yao Zhun Zi H20054942
11	Aspirin Enteric-coated Tablet	Guo Yao Zhun Zi H20054943
12	Aspirin Enteric-coated Tablet	Guo Yao Zhun Zi H20054944
13	Propafenone Hydrochloride Tablet	Guo Yao Zhun Zi H20054945
14	Erythromycin Estolate Granule	Guo Yao Zhun Zi H20054946
15	Erythromycin Estolate Granule	Guo Yao Zhun Zi H20054947
16	Erythromycin Estolate Tablet	Guo Yao Zhun Zi H20054948

17	Alginic Sodium Diester Tablet	Guo Yao Zhun Zi H20054949
18	Isosorbide Dinitrate Tablet	Guo Yao Zhun Zi H20054950
19	Ranitidine Hydrochloride Capsule	Guo Yao Zhun Zi H20054951
20	Propafenone Hydrochloride Tablet	Guo Yao Zhun Zi H20054952
21	Propafenone Hydrochloride Tablet	Guo Yao Zhun Zi H20054953
22	Tetracycline Hydrochloride Tablet	Guo Yao Zhun Zi H20054954
23	Tetracycline Hydrochloride Tablet	Guo Yao Zhun Zi H20054955
24	Ethambutol Hydrochloride Tablet	Guo Yao Zhun Zi H20054956
25	Pyritinol Hyorochloride Tabelet	Guo Yao Zhun Zi H20054957
26	Glucurolactone Tablet	Guo Yao Zhun Zi H20054958
27	Tabellae Acidi Oleanolici	Guo Yao Zhun Zi H20054959
28	Tabellae Acidi Oleanolici	Guo Yao Zhun Zi H20054960
29	Compound Aminopyrine Phenacetin Tablet	Guo Yao Zhun Zi H20054961
30	Vitamin C Tablet	Guo Yao Zhun Zi H20054962
31	Vitamin C Tablet	Guo Yao Zhun Zi H20054963
32	Vitamin C Tablet	Guo Yao Zhun Zi H20054964
33	Cimetidine Capsule	Guo Yao Zhun Zi H20054965
34	Cimetidine Tablet	Guo Yao Zhun Zi H20054966
35	Carbamazepine Tablet	Guo Yao Zhun Zi H20054967
36	Rifampicin Capsule	Guo Yao Zhun Zi H20054968
37	Rifampicin Capsule	Guo Yao Zhun Zi H20054969

38	Rifampicin Tablet	Guo Yao Zhun Zi H20054970
39	Sulfamethoxazole,Sulfadiazine and Trimethoprim Tablet	Guo Yao Zhun Zi H20054971
40	Benproperine Phosphate Tablet	Guo Yao Zhun Zi H20054972
41	Chloramphenicol Tablet	Guo Yao Zhun Zi H20054973
42	Aminophylline Tablet	Guo Yao Zhun Zi H20054974
43	Aminophylline Tablet	Guo Yao Zhun Zi H20054974
44	Metamizole Sodium Tablet	Guo Yao Zhun Zi H20054976
45	Metamizole Sodium Tablet	Guo Yao Zhun Zi H20054977
46	Paracetamol Tablet	Guo Yao Zhun Zi H20054978
47	Pipemidic acid Tablet	Guo Yao Zhun Zi H20054979
48	Pipemidic acid Tablet	Guo Yao Zhun Zi H20054980
49	Paracetamol Tablet	Guo Yao Zhun Zi H20054981
50	Paracetamol Tablet	Guo Yao Zhun Zi H20054982
51	Compound Aspirin Tablet	Guo Yao Zhun Zi H20054983
52	Compound Paracetamol Tablet	Guo Yao Zhun Zi H20054984
53	Erythromycin Enteric-coated Tablet	Guo Yao Zhun Zi H20054985
54	Erythromycin Enteric-coated Tablet	Guo Yao Zhun Zi H20054986
55	Sulfadiazine Tablet	Guo Yao Zhun Zi H20054987
56	Sulfamidine Tablet	Guo Yao Zhun Zi H20054988
57	Inosine Tablets	Guo Yao Zhun Zi H20054989
58	Inosine Tablet	Guo Yao Zhun Zi H20054993

59	Metronidazole Tablet	Guo Yao Zhun Zi H20054994
60	Trimethoprim Tablet	Guo Yao Zhun Zi H20054997
61	Fosfomycin Calcium Capsule	Guo Yao Zhun Zi H20054998
62	Tabellae Antipyrini Et Caffeini Citratis	Guo Yao Zhun Zi H20054999
63	Tolperisone Hydrochloride Tablet	Guo Yao Zhun Zi H20055000
64	Tolperisone Hydrochloride Tablet	Guo Yao Zhun Zi H20055001
65	Tolperisone Hydrochloride Tablet	Guo Yao Zhun Zi H20055002
66	Erythronycin Stearate Tablet	Guo Yao Zhun Zi H20055003
67	Erythronycin Stearate Tablet	Guo Yao Zhun Zi H20055004
68	Erythronycin Stearate Tablet	Guo Yao Zhun Zi H20055005
69	Aspirin Tablet	Guo Yao Zhun Zi H20055006
70	Aspirin Tablet	Guo Yao Zhun Zi H20055007
71	Aspirin Enteric-coated Tablet	Guo Yao Zhun Zi H20055008
72	Tetracycline Hydrochloride Tablet	Guo Yao Zhun Zi H20055009
73	Tetracycline Hydrochloride Tablet	Guo Yao Zhun Zi H20055010
74	Huangyangning Tablets	Guo Yao Zhun Zi Z61020805
75	Longdan Xiegan Pill	Guo Yao Zhun Zi Z61021149
76	Norfloxacin Capsule	Guo Yao Zhun Zi H61021705
77	Berberine Hydrochloride Tablet	Guo Yao Zhun Zi H20055000
78	Fufang Danshen Tablet	Guo Yao Zhun Zi Z61021148
79	Vitamin C Yinqiao Tablet	Guo Yao Zhun Zi Z61021150

80	Compound Sulfamethoxazole Tablet	Guo Yao Zhun Zi H61021609
81	Huanglian Shangqing Pill	Guo Yao Zhun Zi Z61020804
82	Muxiang Shunqi Pill	Guo Yao Zhun Zi Z61020806
83	Wenweishu Capsule	Guo Yao Zhun Zi Z20053280
84	Jiakangling Capsule	Guo Yao Zhun Zi Z20050163
85	Zhitong Tougu Plaster	Guo Yao Zhun Zi Z20043369
86	Qianlietong Capsule	Guo Yao Zhun Zi Z20050128

Health Products Approval Number

Serial Number	Health Product Name	Approval Name
1	Huaren Changweitong Capsule	Guo Shi Jian Zi G20040342

Appendix IV Drug Approval Numbers for Re-registration Application

Serial Number	Drug Name	Approval Number
1	Jin’gang Tablet	Guo Yao Zhun Zi Z20053915
2	Danxiang Rhinitis Tablet	Guo Yao Zhun Zi Z20063984
3	Azithromycin Dispersible Tablet	Guo Yao Zhun Zi H20063547
4	Fuke Zhidai Tablet	Guo Yao Zhun Zi Z20063475
5	Chuzhangze Haifu Tablet	Guo Yao Zhun Zi Z20063355
6	Erlong Zuoci Pill	Guo Yao Zhun Zi Z20063331
7	Erlong Tongqiao Pill	Guo Yao Zhun Zi Z20064318
8	Vitligo Capsule	Guo Yao Zhun Zi Z20044243
9	Sifangwei Capsule	Guo Yao Zhun Zi Z20063171
10	Yanlixiao Capsule	Guo Yao Zhun Zi Z20063139
11	Liganlong Capsule	Guo Yao Zhun Zi Z20063532
12	Nuan’gong Yunzi Capsule	Guo Yao Zhun Zi Z20083379
13	Peikun Capsule	Guo Yao Zhun Zi Z20093710